EXHIBIT 12

MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in millions)

	Successor Company		Predecessor Company
	Three Months Ended	Year Ended	Years Ended
	March 31,	December 31,	December 26,		December 28,		December 29,	December 30,
	2010	2009	2008		2007		2006	2005

Pre-tax earnings/(loss)(a)	$1,678	$2,218	$(45,438)		$(13,723)		$9,313	$6,335
Add: Fixed charges (excluding capitalized interest and preferred security dividend requirements of subsidiaries)	2,107	11,063	29,641		51,683		35,719	21,764

Pre-tax earnings/(loss) before fixed charges	3,785	13,281	(15,797)		37,960		45,032	28,099

Fixed charges:
Interest	2,040	10,773	29,349		51,425		35,499	21,549
Other(b)	67	290	292		258		220	215

Total fixed charges	2,107	11,063	29,641		51,683		35,719	21,764

Preferred stock dividend requirements	58	126	4,356		401		259	99

Total combined fixed charges
and preferred stock dividends	$2,165	$11,189	$33,997		$52,084		$35,978	$21,863

Ratio of earnings to fixed charges	1.80	1.20		*		*	1.26	1.29
Ratio of earnings to combined fixed charges and preferred stock dividends	1.75	1.19		*		*	1.25	1.29

On January 1, 2009, Merrill Lynch (the “Predecessor Company”) was acquired by Bank of America through the merger of a wholly-owned subsidiary of Bank of America with and into ML & Co. with ML & Co. (the “Successor Company”) continuing as the surviving corporation and a wholly-owned subsidiary of Bank of America. The Predecessor Company and Successor Company periods have been separated by a vertical line above to highlight the fact that the financial information for such periods has been prepared under two different cost bases of accounting.

(a)	Excludes undistributed earnings/(loss) from equity investments and earnings from discontinued operations.
(b)	Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs and preferred security dividend requirements of subsidiaries.
*	The earnings for year-end 2008 and 2007 were inadequate to cover total fixed charges and total fixed charges and preferred stock dividends. The coverage deficiencies for total fixed charges were $45,438 and $13,723, respectively. The coverage deficiencies for total fixed charges and preferred stock dividends were $49,794 and $14,124, respectively.